Contact: Kleyton Parkhurst, SVP
ePlus inc.
investors@eplus.com
703-984-8150

ePlus Reports Third Quarter Financial Results
Earnings Conference Call Scheduled for February 7

HERNDON, VA – February 6, 2013 – ePlus inc. (Nasdaq NGM: PLUS – news), a leading provider of technology solutions, today announced financial results for its third quarter of fiscal year 2013, which ended December 31, 2012.  Total revenues for the quarter increased 8.0% to $242.0 million compared to $224.0 million in the quarter ended December 31, 2011.  During the quarter, the Company processed a number of advanced integration projects which were not scheduled to be shipped by quarter end, and as a result, deferred revenue increased to $51.3 million from $16.8 million reported on December 31, 2011.  In addition, the Company had a larger than normal balance of open orders of $73.3 million at December 31, 2012, as compared to $56.0 million in the prior year.

Net earnings increased 3.3% to $9.0 million in the third quarter of fiscal year 2013, as compared to $8.7 million in the prior year.  However, due to the amount of the special dividend declared during the quarter, fully diluted earnings per common share decreased to $1.05 per share compared from $1.07 per share in the prior period.

For the nine months ended December 31, 2012, total revenue increased 23.1% to $746.8 million, and total costs and expenses increased 22.1% to $700.8 million. Net earnings were $27.1 million for the nine months or $3.35 per diluted share, an increase of 45.0%, as compared to $19.5 million, or $2.31 per diluted share, during the nine months ended December 31, 2011.

“We are pleased with our financial results for the quarter,” stated Phillip G. Norton, chairman, president and CEO of ePlus.  “We are very focused on building ePlus-branded, value-added solutions to enhance and strengthen our customer relationships and gain incremental revenue and margin.  These solutions include managed services, staff augmentation, and extending our OneSourceIT software such as the future release of the OneSource Asset Management module.  Over the past several quarters, we have added staff and invested in these key ePlus-branded solutions, to both differentiate ePlus from our peers and maximize the value of our customer base.”

Mr. Norton continued, “In December, we declared and paid a special cash dividend of $2.50 per share.  We are continuing to maintain a strong balance sheet, and ePlus is well positioned to take advantage of future opportunities as they arise.”

As of December 31, 2012, the Company had $42.2 million of cash and cash equivalents, as compared to $33.8 million on March 31, 2012.  As of December 31, 2012, the Company had total stockholders’ equity of $229.6 million and 8.2 million shares outstanding, as compared to $219.6 million and 8.0 million shares, respectively, as of March 31, 2012.

Results of Operations

The Company presents its financial results in two segments, the technology sales business segment and the financing business segment.  The technology sales business segment sells information technology equipment, software, and related services primarily to corporate customers on a nationwide basis, and also provides Internet-based business-to-business supply chain management solutions for information technology and other operating resources. The financing business segment offers lease-financing solutions to corporations and governmental entities nationwide.

Technology Sales Business Segment

•
Total revenues increased 7.2% to $229.4 million compared to $214.1 million in the quarter ended December 31, 2011. The increase in revenues was due to increases in customer demand, particularly from Fortune 100 companies, and investments we made over the last twelve months to improve our product and service offerings and expand our geographical footprint.  Deferred costs and deferred revenues increased by $32.2 million and $35.4 million, respectively, from March 31, 2012, principally due to the advanced integration projects that were deferred as of December 31, 2012 because delivery had not occurred.  Open orders as of December 31, 2012 totaled $73.3 million compared to $56.0 million as of December 31, 2011.

•
Total costs and expenses were $219.2 million compared to $203.7 million in the same quarter last year, an increase of 7.6%. The increase in costs and expenses was primarily due to increases in personnel, as we had 810 employees as of December 31, 2012, an increase of 112, or 16.0%, from December 31, 2011. Most of the increase relates to sales, marketing and engineering personnel, as we continue to invest in sales and support personnel through hiring and strategic acquisitions in order to expand our geographical presence and solutions offerings.

•
Gross margin on sales of products and services was 17.5% and 18.2% during the quarters ended December 31, 2012 and 2011, respectively, and gross margin for the nine months ended December 31, 2012 was 17.5% as compared to 17.8% for the prior year period.  The decreases in gross margin were primarily due to a decrease in the amount of vendor incentives earned during the periods as well as the product mix of sales to our customers.  Gross margin on sales of products and services was 18.0% for the quarter ended September 30, 2012 and the sequential decrease in margins was primarily due to a decrease in the amount of third party software assurance, maintenance and services sold, which are presented on a net basis.

•	Segment earnings before tax decreased $0.2 million to $10.2 million for the quarter.

Financing Business Segment

•
Total revenues increased 26.6% to $12.6 million compared to $10.0 million in the quarter ended December 31, 2011. The increase in revenues was driven by higher financing revenue, primarily as result of net gains realized from the early termination and buyout of certain leases.

•
Total costs and expenses increased $1.4 million, or 23.0%, to $7.3 million, due to increases in depreciation expense for equipment under operating leases and commission expense as a result of the increase in revenues.

•	Segment earnings before tax were $5.3 million compared to $4.1 million for the same quarter prior year.

Restatement

On May 31, 2012, the Company announced that it would restate its consolidated financial statements for the fiscal years ended March 31, 2010 and 2011, and the quarterly financial statements for the three quarters ended June 30, September 30, and December 31, 2011, and all of the quarters in the fiscal year ended March 31, 2011.  The restatement had no effect on the Company’s previously reported earnings, earnings per share, or consolidated statements of cash flows.  The restated results for the three and nine months ended December 31, 2011 are presented in this release.  A more detailed description of the restatement was included in the annual report on Form 10-K for the fiscal year ended March 31, 2012 filed with the Securities and Exchange Commission.

Conference Call Information

The Company will host a conference call on Thursday, February 7, 2013, at 2:00 p.m. Eastern Time to review and discuss the Company’s results for the third quarter of fiscal year 2013.  The call can be accessed live over the phone by dialing (877) 870-9226, or for international callers, (973) 890-8320. Passcode 92711842. A live webcast will be available via the Company’s investor relations Web site at http://www.eplus.com/investors.

A replay will be available shortly after the call and can be accessed by dialing (855) 859-2056, or for international callers, (404) 537-3406.  Passcode 92711842.  The replay will be available until February 11, 2013, and the webcast will also remain available for replay via the Company’s investor relations page of its Web site.

About ePlus inc.

ePlus is a leading integrator of technology solutions. ePlus enables organizations to optimize their IT infrastructure and supply chain processes by delivering world-class IT products from top manufacturers, managed and professional services, flexible lease financing, proprietary software, and patented business methods and systems.  Founded in 1990, ePlus has more than 850 associates serving federal, state, municipal, and commercial customers nationally.  The Company is headquartered in Herndon, VA.  For more information, visit www.eplus.com, call 888-482-1122, or email info@eplus.com. Connect with ePlus on Facebook at www.facebook.com/ePlusinc and on Twitter at www.twitter.com/ePlusinc.

ePlus® and ePlus products referenced herein are either registered trademarks or trademarks of ePlus inc. in the United States and/or other countries.

Forward-Looking Statements

Statements in this press release that are not historical facts may be deemed to be “forward-looking statements.”  Actual and anticipated future results may vary materially due to certain risks and uncertainties, including, without limitation, possible adverse effects resulting from financial market disruption and general slowdown of the U.S. economy such as our current and potential customers’ delaying or reducing technology purchases, increasing credit risk associated with our customers and vendors, reduction of vendor incentive programs, the possibility of additional goodwill impairment charges, and restrictions on our access to capital necessary to fund our operations; our ability to design, improve or remediate, as necessary, internal controls to address identified issues; the demand for and acceptance of, our products and services; our ability to adapt our services to meet changes in market developments; our ability to adapt to changes in the IT industry and/or rapid change in product standards; our ability to hire and retain sufficient personnel; our ability to realize our investment in leased equipment; our ability to protect our intellectual property; our ability to consummate and integrate acquisitions; the creditworthiness of our customers; our ability to raise capital and obtain non-recourse financing for our transactions; our ability to reserve adequately for credit losses; the impact of competition in our markets; the possibility of defects in our products or catalog content data; and other risks or uncertainties detailed in our reports filed with the Securities and Exchange Commission.  All information set forth in this press release is current as of the date of this release and ePlus undertakes no duty or obligation to update this information.

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
	As of December 31, 2012	As of March 31, 2012
ASSETS	(amounts in thousands)

Cash and cash equivalents	$42,153	$33,778
Short-term investments	1,228	7,396
Accounts receivable—net	221,917	174,599
Notes receivable—net	21,763	24,337
Inventories—net	23,866	23,514
Investment in leases and leased equipment—net	101,316	115,974
Property and equipment—net	2,244	2,086
Deferred costs	41,600	9,391
Other assets	14,999	14,169
Goodwill	28,787	28,444
TOTAL ASSETS	$499,873	$433,688

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES

Accounts payable—equipment	$8,850	$17,268
Accounts payable—trade	53,522	26,719
Accounts payable—floor plan	81,748	85,911
Salaries and commissions payable	10,639	9,500
Deferred revenue	51,342	15,935
Accrued expenses and other liabilities	22,247	24,887
Recourse notes payable	1,542	1,727
Non-recourse notes payable	34,648	26,328
Deferred tax liability	5,781	5,786
Total Liabilities	270,319	214,061

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY

Preferred stock, $.01 par value; 2,000,000 shares authorized; none issued or outstanding	-	-
Common stock, $.01 par value; 25,000,000 shares authorized; 12,900,881 issued and 8,151,201 outstanding at December 31, 2012 and 12,692,224 issued and 7,999,895 outstanding at March 31, 2012	129	127
Additional paid-in capital	98,595	93,545
Treasury stock, at cost, 4,749,680 and 4,692,329 shares, respectively	(67,306)	(65,416)
Retained earnings	197,656	190,906
Accumulated other comprehensive income—foreign currency translation adjustment	480	465
Total Stockholders' Equity	229,554	219,627
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$499,873	$433,688

ePlus inc. AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended December 31,		Nine Months Ended December 31,
	2012	2011 As restated	2012	2011 As restated
	(amounts in thousands, except shares and per share data)
Sales of product and services	$228,053	$212,314	$712,513	$575,128
Financing revenue	12,510	9,028	27,823	23,767
Fee and other income	1,462	2,686	6,464	7,687

TOTAL REVENUES	242,025	224,028	746,800	606,582

COSTS AND EXPENSES

Cost of sales, product and services	188,103	173,603	587,693	472,706
Direct lease costs	2,934	2,245	7,638	6,419
	191,037	175,848	595,331	479,125

Professional and other fees	2,498	2,938	8,318	7,718
Salaries and benefits	27,535	25,596	80,808	72,692
General and administrative expenses	4,909	4,878	14,975	13,418
Interest and financing costs	517	334	1,368	1,064
	35,459	33,746	105,469	94,892

TOTAL COSTS AND EXPENSES	226,496	209,594	700,800	574,017

EARNINGS BEFORE PROVISION FOR INCOME TAXES	15,529	14,434	46,000	32,565

PROVISION FOR INCOME TAXES	6,496	5,691	18,872	13,055

NET EARNINGS	$9,033	$8,743	$27,128	$19,510

NET EARNINGS PER COMMON SHARE—BASIC	$1.05	$1.08	$3.35	$2.33
NET EARNINGS PER COMMON SHARE—DILUTED	$1.05	$1.07	$3.35	$2.31

WEIGHTED AVERAGE SHARES OUTSTANDING—BASIC	7,843,153	7,818,666	7,778,174	8,092,404
WEIGHTED AVERAGE SHARES OUTSTANDING—DILUTED	7,843,153	7,898,041	7,778,174	8,184,382

ePlus inc. AND SUBSIDIARIES
STATEMENTS OF OPERATIONS BY SEGMENT

	Three months ended December 31,
	2012		2011
	Technology Sales Business Segment	Financing Business Segment	Technology Sales Business Segment	Financing Business Segment
	(amounts in thousands)
Sales of product and services	$228,053	$ -	$212,314	$ -
Financing revenue	-	12,510	-	9,028
Fee and other income	1,360	102	1,755	931
TOTAL REVENUE	229,413	12,612	214,069	9,959

Cost of sales, product and services	188,103	-	173,603	-
Direct lease costs	-	2,934	-	2,245
Professional and other fees	2,041	457	2,546	392
Salaries and benefits	24,330	3,205	22,923	2,673
General and administrative expenses	4,733	176	4,594	284
Interest and financing costs	19	498	19	315
TOTAL COSTS AND EXPENSES	219,226	7,270	203,685	5,909

EARNINGS BEFORE PROVISION FOR INCOME TAXES	$10,187	$5,342	$10,384	$4,050

	Nine months ended December 31,
	2012		2011
	Technology Sales Business Segment	Financing Business Segment	Technology Sales Business Segment	Financing Business Segment
	(amounts in thousands)
Sales of product and services	$712,513	$ -	$575,128	$ -
Financing revenues	-	27,823	-	23,767
Fee and other income	4,953	1,511	5,792	1,895
TOTAL REVENUES	717,466	29,334	580,920	25,662

Cost of sales, product and services	587,693	-	472,706	-
Direct lease costs	-	7,638	-	6,419
Professional and other fees	6,804	1,514	6,607	1,111
Salaries and benefits	72,826	7,982	65,303	7,389
General and administrative expenses	14,183	792	12,629	789
Interest and financing costs	70	1,298	57	1,007
TOTAL COSTS AND EXPENSES	681,576	19,224	557,302	16,715

EARNINGS BEFORE PROVISION FOR INCOME TAXES	$35,890	$10,110	$23,618	$8,947